UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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Soliciting Material Under Rule 14a-12

RITE AID CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

Notice of Annual Meeting of Stockholders
To Be Held on June 23, 2005

To Our Stockholders:

What:	Our 2005 Annual Meeting of Stockholders

When:	June 23, 2005 at 1:00 p.m., Eastern Daylight time

Where:	Hilton Harrisburg One North Second Street Harrisburg, Pennsylvania 17101

Why:	At this Annual Meeting, we plan to:

1.	Elect four directors to hold office until the 2008 Annual Meeting of Stockholders and one director to hold office until the 2007 Annual Meeting of Stockholders, and in each case until their respective successors are duly elected and qualified;

2.	Consider and vote upon a stockholder proposal, if properly presented, requesting that the Company's Board of Directors adopt a majority vote standard for the election of directors;

3.	Consider and vote upon a stockholder proposal, if properly presented, requesting that the Company's Board of Directors prepare and make public a report concerning diversity of the Board of Directors; and

4.	Transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Only Stockholders of record at the close of business on May 2, 2005 will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement thereof. The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Your vote is important. Please read the Proxy Statement and the voting instructions on the enclosed proxy and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please complete and promptly return your proxy in the envelope provided. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs. If you are a Stockholder of record, you may also authorize the individuals named on the enclosed proxy to vote your shares by calling a specially designated telephone number (TOLL FREE 877-785-2637) or via the Internet at www.computershare.com/us/proxy/rad. These telephone and Internet voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for Stockholders of record who wish to use telephone or Internet voting procedures are set forth on the enclosed proxy. You may revoke your proxy at any time before the vote is taken by (a) delivering to the Secretary of Rite Aid a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or (b) voting your shares in person at the Annual Meeting.

By order of the Board of Directors
Robert B. Sari Secretary
Camp Hill, Pennsylvania May 18, 2005

i

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 23, 2005

GENERAL INFORMATION

The Board of Directors of Rite Aid Corporation, a Delaware corporation ("Rite Aid" or the "Company"), seeks your proxy for use in voting at our 2005 Annual Meeting of Stockholders to be held at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania 17101, on June 23, 2005 at 1:00 p.m., Eastern Daylight time, or any adjournment or postponement thereof (the "Annual Meeting"). This proxy statement, the foregoing notice and the enclosed proxy are first being mailed on or about May 18, 2005 to all holders of our common stock, par value $1.00 per share ("Common Stock") and 8% Series F Cumulative Convertible Pay-in-Kind Preferred Stock, 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock (collectively, the "LGP Preferred Stock") (collectively, the "Stockholders") entitled to vote at the Annual Meeting.

Purpose of the Meeting

At the Annual Meeting, the Stockholders will be asked to vote on the following proposals:

Proposal No. 1:	To elect four directors to hold office until the 2008 Annual Meeting of Stockholders and one director to hold office until the 2007 Annual Meeting of Stockholders, and in each case until their respective successors are duly elected and qualified;

Proposal No. 2	Consider and vote upon a stockholder proposal, if properly presented, requesting that the Board of Directors of the Company adopt a majority vote standard for the election of directors; and

Proposal No. 3:	Consider and vote upon a stockholder proposal, if properly presented, requesting that the Company's Board of Directors prepare and make public a report concerning diversity of the Board of Directors.

Record Date

Only Stockholders of record at the close of business on May 2, 2005 (the "Record Date") will receive notice of, and be entitled to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 520,933,856 shares of Common Stock and 3,451,804.301 shares of LGP Preferred Stock (which, on an as-if-converted basis, is entitled to an aggregate of 62,760,078 votes).

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the holders of 291,846,967 shares (a majority of the aggregate number of shares of Common Stock and LGP Preferred Stock (on an as-if-converted basis) issued and outstanding and entitled to vote as of the Record Date) is necessary to constitute a quorum to transact business. Proxies marked "Abstain" and broker proxies that have not voted on a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions ("Broker Non-Votes"), if any, will be counted in determining the presence of a quorum. In deciding all matters that come before the Annual Meeting, each holder of Common Stock as of the Record Date is entitled to one vote per share of Common Stock and each holder of LGP Preferred Stock as of the Record Date is entitled to approximately 18.18 votes per share of LGP Preferred Stock (one vote per share of Common Stock issuable upon conversion of the LGP Preferred Stock). As of the Record Date, the LGP Preferred Stock was convertible into an aggregate of 62,760,078 shares of Common Stock. The holders of the Common Stock and LGP Preferred Stock vote together as a single class.

Required Votes

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the total number of votes cast at the Annual Meeting by the holders of shares of Common Stock and LGP Preferred Stock, voting together as a single class. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and Broker Non-Votes, if any, will not be counted as having been voted and will have no effect on the outcome on the vote on the election of directors, except to the extent the failure to vote for a nominee results in another nominee receiving a larger number of votes. Stockholders may not cumulate votes in the election of directors.

The affirmative vote of a majority of the total number of votes of the Common Stock and the LGP Preferred Stock represented and entitled to vote at the Annual Meeting, voting together as a single class, is necessary for the approval of stockholder Proposal Nos. 2 and 3. In determining whether Proposal Nos. 2 and 3 have received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as votes against the proposal, and Broker Non-Votes, if any, will have no effect on the votes for Proposal Nos. 2 and 3.

Voting Procedures

Stockholders of record can choose one of the following three ways to vote:

1.	By mail: Sign, date and return the proxy in the enclosed pre-paid envelope.

2.	By telephone: Call (TOLL FREE 877-785-2637) and follow the instructions.

3.	Via the Internet: Access www.computershare.com/us/proxy/rad and follow the instructions.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. If you want to vote in person at the Annual Meeting and you hold Common Stock in a street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Proxies

If the enclosed proxy card is properly signed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy card is signed and returned without instructions, the shares will be voted as follows:

Proposal No. 1:	FOR the nominees of the Board in the election of directors;

Proposal No. 2:	AGAINST the stockholder proposal; and

Proposal No. 3:	AGAINST the stockholder proposal.

Management does not intend to bring any matter before the Annual Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

You may revoke your proxy by doing any of the following:

•	Delivering a written notice of revocation to the Secretary of Rite Aid, dated later than the proxy, before the vote is taken at the Annual Meeting;

•	Delivering a duly executed proxy to the Secretary of Rite Aid bearing a later date (including proxy by telephone or via the Internet) before the vote is taken at the Annual Meeting; or

•	Voting in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Robert B. Sari, Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to our Secretary at the Annual Meeting before we begin voting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Rite Aid's Board of Directors is divided into three classes, with each class to be composed as equally as possible. The Board of Directors currently consists of five directors whose terms expire this year, three directors whose terms expire in 2006 and two directors whose terms expire in 2007. Generally, the term of one class of directors expires at each annual meeting of Stockholders and each class serves a three-year term. However, as discussed under "Director Nominees" below, in order to equalize the composition of the classes, four of the directors whose terms expire this year are nominated to be elected to hold office until 2008 and one such director is nominated to be elected to hold office until 2007. Although the Board of Directors has a Nominating and Governance Committee, the nominees for directors were nominated by the entire Board.

The Company's By-Laws provide that the Board of Directors may be composed of up to 15 members, with the number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the number of directors for the year commencing at the Annual Meeting at ten.

Director Nominees

The Board of Directors has nominated John G. Danhakl, Michael A. Friedman, MD, Alfred M. Gleason, Robert G. Miller and Philip G. Satre to be elected directors at the Annual Meeting. Each of the nominees for director to be elected at the Annual Meeting currently serves as a director of the Company. Each director elected at the Annual Meeting will hold office until 2008, with the exception of Mr. Satre, who will hold office until 2007. The other directors will remain in office for the remainder of their respective terms, as indicated below.

If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE

BOARD OF DIRECTORS

The following table sets forth certain information with respect to the Company's directors and the director nominees as of the Record Date:

Name	Age	Position with Rite Aid	Year First Became Director	Term as Director will Expire (1)
Robert G. Miller	61	Chairman	1999	2005
Mary F. Sammons	58	Director, President and Chief Executive Officer	1999	2007
John G. Danhakl	49	Director	2003	2005
Michael A. Friedman, MD	61	Director	2004	2005
Alfred M. Gleason	75	Director	2000	2005
George G. Golleher	57	Director	2002	2007
Colin V. Reed	57	Director	2003	2006
Philip G. Satre	56	Director	2005	2005
Stuart M. Sloan	61	Director	2000	2006
Jonathan D. Sokoloff	47	Director	1999	2006

(1)	Directors' terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

Robert G. Miller.    Mr. Miller has been Chairman of the Board of the Company since December 5, 1999. Mr. Miller was also the Chief Executive Officer from December 1999 until June 2003. Previously, Mr. Miller served as Vice Chairman and Chief Operating Officer of The Kroger Company, a retail food company. Mr. Miller joined Kroger in March 1999, when The Kroger Company acquired Fred Meyer, Inc., a food, drug and general merchandise chain. From 1991 until the acquisition, he served as Chief Executive Officer of Fred Meyer, Inc. Mr. Miller also serves as a director of Harrah's Entertainment, Inc. and Wild Oats Markets, Inc.

Mary F. Sammons.    Ms. Sammons has been President and a member of Rite Aid's Board of Directors since December 5, 1999 and Chief Executive Officer since June 2003. She was the Chief Operating Officer from December 1999 until June 2003. From April 1999 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of The Kroger Company. From January 1998 to April 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. From 1985 through 1997, Ms. Sammons held several senior level positions with Fred Meyer Stores Inc., the last being that of Executive Vice President. Ms. Sammons is also a member of the Board of the National Association of Chain Drugstores, and is a director of First Horizon National Corporation and of The Rite Aid Foundation.

John G. Danhakl.    Mr. Danhakl has been a Managing Partner of Leonard Green & Partners, L.P. since 1995. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Prior to that, he served as a Managing Director in the Los Angeles office of Donaldson, Lufkin & Jenrette, which he joined in 1990. He presently serves on the boards of directors of Big 5 Sporting Goods Corporation, Diamond Triumph Auto Glass, Inc., Leslie's Poolmart, Inc., Liberty Group Publishing, Inc., MEMC Electronic Materials Inc., Petco Animal Supplies, Inc., VCA Antech, Inc., Arden Group, Inc. and several private companies. Mr. Danhakl previously was elected as a director pursuant to director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between Rite Aid and Green Equity Investors with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock.

Michael A. Friedman, MD.    Dr. Friedman has been President and Chief Executive Officer of City of Hope, a National Cancer Institute-designated Comprehensive Cancer Center since May 2003. From October 2001 to April 2003, Dr. Friedman served as Chief Medical Officer for Biomedical Preparedness for the Pharmaceutical Research and Manufacturers of America, a pharmaceutical trade association. Additionally, he held the position of Senior Vice President of Research and Development, Medical and Public Policy for Pharmacia. He also has held executive positions in government and public health organizations. In addition to serving as Acting Commissioner of the U.S. Food and Drug Administration from 1997 to 1998, he was Associate Director of the Cancer Therapy Evaluation Program at the National Cancer Institute, National Institutes of Health from 1988 to 1995. He joined the National Cancer Institute in 1983 as Chief of the Clinical Investigations Branch of the Division of Cancer Treatment. Before that he spent nearly a decade at the University of California at San Francisco Medical Center in various positions, from Assistant Professor of Medicine in 1975 to Interim Director of the Cancer Research Institute from 1981 to 1983. Author of more than 150 scientific papers and books, Dr. Friedman has received commendations, including the Surgeon's General's Medallion in 1999.

Alfred M. Gleason.    Mr. Gleason is currently a self-employed consultant. Mr. Gleason served as President of the Port of Portland Commission in Portland, Oregon, from 1996 until June 1999. From 1985 until 1995, Mr. Gleason held several positions with PacifiCorp, including Chief Executive Officer, President and Director. PacifiCorp was the parent company of Pacific Power & Light, Utah Power & Light and Pacific Telecom, Inc.

George G. Golleher.    Since June 1999, Mr. Golleher has worked as a business consultant and a private equity investor following his retirement after 28 years of experience in the Southern California food industry. In May 2003, Mr. Golleher was named the Chief Executive Officer of Simon Worldwide Inc., a promotional marketing firm, and has served as a director of Simon Worldwide since November 1999. From March 1998 to May 1999, Mr. Golleher served as President, Chief Operating Officer and director of Fred Meyer, Inc. Prior to joining Fred Meyer, Inc., Mr. Golleher served for 15 years with Ralphs Grocery Company and its predecessors and was Chief Executive Officer when Ralphs merged with Fred Meyer, Inc. in March 1998. Mr. Golleher is Chairman of the Board of Directors of American Restaurant Group, Inc., which operates Black Angus Restaurants, and also serves on the Board of Directors of General Nutrition Centers.

Colin V. Reed.    Mr. Reed has been President, Chief Executive Officer and a director of Gaylord Entertainment Company, a diversified entertainment corporation headquartered in Nashville, Tennessee, since April 2001 and became Chairman of its Board of Directors in May 2005. The company includes among its businesses Gaylord Hotels, Grand Ole Opry, The Ryman Auditorium, WSM Radio and Resort Quest International. Before joining Gaylord, Mr. Reed was Chief Financial Officer of Harrah's Entertainment, Inc. from April 1997 until 2001, a member of the three-executive Office of the President of Harrah's from May 1999 until 2001 and a director of Harrah's from 1998 to 2001. Joining Harrah's in 1977, he served in various executive capacities including Senior Vice President of Development where he oversaw the growth of Harrah's Casinos and was named Executive Vice President and Chief Financial Officer in 1997. He also served in various management positions for Holiday Corporation, former parent company of Harrah's, including Executive Assistant to the Chairman and Chief Financial Officer for Holiday Inn for the Europe, Middle East and Africa division. Mr. Reed serves on the Board of Directors of Bass Pro, Inc. and is a fellow in the British Association of Hotel Accountants.

Philip G. Satre.    Mr. Satre is currently a private equity investor. Mr. Satre served as Chief Executive Officer of Harrah's Entertainment, Inc. from 1993 to January 2003. Mr. Satre was a director of Harrah's from 1988 through 2004, serving as Chairman of the Board of Harrah's since 1997. He presently serves on the boards of directors of the National Center for Responsible Gaming, the Nevada Cancer Institute, TABCORP Holdings Limited of Australia and Sierra Pacific Resources.

Stuart M. Sloan.    Mr. Sloan has been a principal of Sloan Capital Companies, a private investment company, since 1984. Mr. Sloan was also the Chairman of the Board from 1986 to 1998 and the Chief Executive Officer from 1991 to 1996 of Quality Food Centers, Inc., a supermarket chain. He currently serves on the boards of directors of Anixter International, Inc. and J. Crew Group, Inc.

Jonathan D. Sokoloff.    Mr. Sokoloff has been a Managing Partner of Leonard Green & Partners, L.P. since 1994. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Since 1990, Mr. Sokoloff has also been a partner in a merchant banking firm affiliated with Leonard Green & Partners, L.P. Mr. Sokoloff is also a director of Diamond Triumph Auto Glass, Inc., Dollar Financial Group, Inc. and The Sports Authority, Inc. Mr. Sokoloff previously was elected as a director pursuant to director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between Rite Aid and Green Equity Investors with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock.

Corporate Governance

The Board of Directors recognizes that good corporate governance is an important means of protecting the interests of the Company's stockholders, associates, customers, and the community. The Company has closely monitored and implemented relevant legislative and regulatory corporate governance reforms, including provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the rules of the Securities and Exchange Commission (the "SEC") interpreting and implementing Sarbanes-Oxley, and the corporate governance listing standards of the New York Stock Exchange ("NYSE").

Website Access to Corporate Governance Materials.     The Company's corporate governance information and materials, including our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Board of Director committee charters, Code of Ethics for the Chief Executive Officer and Senior Financial Officers and Code of Ethics and Business Conduct, are posted on the corporate governance section of the Company's website at www.riteaid.com and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Corporate Secretary. A copy of the current version of the Company's Audit Committee Charter, which was amended in April 2005, is attached hereto as Appendix A. The Board regularly reviews corporate governance developments and will modify these materials and practices from time to time as warranted.

Codes of Ethics.    The Board has adopted a Code of Ethics that is applicable to our Chief Executive Officer and senior financial officers. The Board has also adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors and associates. Any amendment to either code or any waiver of either code for executive officers or directors will be disclosed on the corporate governance section of the Company's website at www.riteaid.com.

Director Independence.    For a director to be considered independent under the NYSE listing standards, the Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company, including any of the relationships specifically proscribed by the NYSE independence standards. Only independent directors may serve on the Audit Committee, Compensation Committee and Nominating and Governance Committee.

The Board considers all relevant facts and circumstances in making independence determinations.

The Board of Directors has determined that all of the directors, other than Ms. Sammons and Messrs. Miller, Danhakl and Sokoloff, including those who serve on the Audit, Compensation and Nominating and Governance Committees satisfy the independence requirements of the NYSE listing standards and that the members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 and the NYSE requirements for audit committee members.

Committees of the Board of Directors

Audit Committee.    The Audit Committee, which held nine meetings during fiscal year 2005, currently consists of Colin V. Reed (Chairman), Alfred M. Gleason and George G. Golleher, each of whom is an independent director under the NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 and the additional requirements of the NYSE listing standards for audit committee members. See "Corporate Governance—Director Independence" above. The Board has determined that Colin V. Reed qualifies as an "audit committee financial expert" as that term is defined under applicable SEC rules. The functions of the Audit Committee include the following:

•	Appointing, compensating and overseeing the Company's independent registered public accounting firm ("independent auditors"),

•	Overseeing management's fulfillment of its responsibilities for financial reporting and internal control over financial reporting, and

•	Overseeing the activities of the Company's internal audit function.

The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see "Audit Committee Report" and the Company's Audit Committee Charter, which is attached to this proxy statement as Appendix A.

Compensation Committee.    The Compensation Committee, which met five times during fiscal year 2005, currently consists of George G. Golleher (Chairman), Colin V. Reed and Stuart M. Sloan, each of whom is an independent director under the NYSE listing standards. See "Corporate Governance—Director Independence" above. The functions of the Compensation Committee include the following:

•	Administering the Company's stock option and other equity incentive plans,

•	Determining and approving the compensation levels for the Chief Executive Officer, and

•	Reviewing and recommending to the Board of Directors other senior officers' compensation levels.

For additional information, see "Report of the Compensation Committee on Executive Compensation."

Nominating and Governance Committee.    The Nominating and Governance Committee, which held four meetings during fiscal year 2005, currently consists of Stuart Sloan (Chairman), George G. Golleher and Michael A. Friedman, MD, each of whom is an independent director under the NYSE listing standards. See "Corporate Governance—Director Independence" above. The functions of the Nominating and Governance Committee include the following:

•	Identifying and recommending to the Board individuals qualified to serve as directors of the Company;

•	Recommending to the Board directors to serve on committees of the Board;

•	Advising the Board with respect to matters of Board composition and procedures;

•	Developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

•	Overseeing the annual evaluation of the Board and the Company's management.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering such recommendations, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person's ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Corporate Secretary. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of stockholders.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate's specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person's accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Dr. Friedman was first appointed to the Board in October 2004 and Mr. Satre was first appointed to the Board in April 2005. Both were recommended for consideration by the Nominating and Governance Committee by Robert G. Miller, Chairman of the Board, which recommendations were supported by the other directors.

Executive Committee.    The members of the Executive Committee are Robert G. Miller (Chairman), Mary F. Sammons, Stuart M. Sloan and Jonathan D. Sokoloff. The Executive Committee did not meet during fiscal year 2005. However, on five occasions in fiscal year 2005, the Executive Committee acted by unanimous written consent. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors.

Executive Sessions of Non-Management Directors

In order to promote discussion among the non-management directors, regularly scheduled executive sessions (i.e., meetings of non-management directors without management present) are held to review such topics as the non-management directors determine. These sessions are presided over by the chair of the Nominating and Governance Committee, chair of the Audit Committee or chair of the Compensation Committee depending on the subject matter to be covered in the meeting. The non-management directors met five times during fiscal year 2005 in executive session.

Communications with the Board of Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management directors, any individual directors or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or committee of directors by either name or title. All such correspondence should be sent to Rite Aid Corporation, c/o Corporate Secretary, P.O. Box 3165, Harrisburg, PA 17105. To communicate with any of the directors electronically, stockholders should go to the Company's website at www.riteaid.com. Under the headings "Investor Information/Corporate Governance/Contact Our Board" you will find an on-line form that may be used for writing an electronic message to the Board, the non-management directors, any individual directors, or any committee of directors. Please follow the instructions on the website in order to send your message.

All communications received as set forth above will be opened by the Corporate Secretary for the purpose of determining whether the contents represent a message to the directors, and depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non-management directors, an individual director, or committee of directors, as appropriate. The Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the Board or of the committee to which the envelope or e-mail is addressed.

Directors' Attendance at Board, Committee and Annual Meetings

The Board of Directors held five regular meetings and four special meetings during fiscal year 2005. Each incumbent director of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which such director served, during the period for which such director served.

It is the Company's policy that directors are invited and encouraged to attend the Annual Meeting of Stockholders. Seven of our eight directors were in attendance at the 2004 Annual Meeting of Stockholders.

Directors' Compensation

Except for Robert G. Miller, whose compensation arrangements are discussed below and in the section entitled "Employment and Employment-Related Agreements and Termination of Employment —Agreement with Mr. Miller as Chairman," and except as noted below under the director compensation plan, each non-employee director other than Messrs. Danhakl and Sokoloff (who are affiliated with Leonard Green & Partners L.P., an entity that provides services to the Company, as discussed under "Certain Relationships and Related Transactions") receives an annual payment of $50,000 in cash, payable quarterly in arrears, except that the annual payment to each non-employee director who is a member of the Audit Committee is $60,000. In addition, the chair of the Audit Committee receives an additional annual payment of $15,000. Each non-employee director who chairs a committee of the Board other than the Audit Committee receives an additional annual payment of $7,500. Directors who are officers and full-time employees of the Company and Messrs. Danhakl and Sokoloff receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors meetings.

Non-employee directors other than Messrs. Danhakl and Sokoloff are entitled to annually receive non-qualified stock options to purchase 50,000 shares of Common Stock. However, each person who was first elected or appointed as a director after January 1, 2002 and who is eligible to receive compensation for serving as a director shall, on the date first elected or appointed, receive non-qualified stock options to purchase 100,000 shares of Common Stock. All of the options received by the directors vest ratably over a three-year period beginning on the first anniversary of the date they were granted. None of such options vests after the non-employee director ceases to be a director, except in the case of a director whose service terminates after he or she reaches age 72, in which case such options will vest immediately upon termination. All of the options vest immediately upon a change in control. In accordance with the foregoing, the following number of shares of Common Stock were issued under the Company's 1999 Stock Option Plan to the following directors: on April 7, 2004, Messrs. Gleason, Golleher, Reed and Sloan each received options to purchase 50,000 shares, with an exercise price of $5.40 per share; on June 24, 2004, Mr. Miller received options to purchase 50,000 shares, with an exercise price of $5.38 per share; on October 7, 2004, the date that Michael A. Friedman, MD was appointed to the Board of Directors, he received non-qualified stock options to purchase 100,000 shares with an exercise price of $3.53 per share; on April 6, 2005, the date that Phillip Satre was appointed to the Board of Directors, he received non-qualified stock options to purchase 100,000 shares with an exercise price of $3.77 per share.

In fiscal year 2005, Rite Aid's non-employee directors also received $1,000 for each Board of Directors and committee meeting attended or $1,500 for each meeting attended at which such non-employee director served as the chairman of a committee, except that Jonathan D. Sokoloff and John G. Danhakl received no such compensation.

On April 28, 2005, Rite Aid entered into an amendment to the agreement with its Chairman, Robert G. Miller, pursuant to which, effective as of June 23, 2005, Mr. Miller will continue serving solely as Chairman of the Board and will do so through June 30, 2008, or the date of Rite Aid's 2008 Annual Meeting of Stockholders, whichever is earlier. Please see "Employment and Employment-Related Agreements and Termination of Employment—Agreement with Mr. Miller as Chairman" for details regarding Mr. Miller's compensation and other material terms of this agreement.

PROPOSAL NO. 2

STOCKHOLDER PROPOSAL—MAJORITY VOTE STANDARD IN THE ELECTION OF DIRECTORS

The Carpenters Benefit Funds, 350 Fordham Road, Wilmington, Massachusetts 01887, owner of 1,600 shares of Common Stock (based on information provided to us by the Carpenters Benefit Funds), has notified the Company that it intends to present the following proposal at the Annual Meeting:

RESOLVED: That the shareholders of Rite Aid Corporation ("Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement:    Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company's certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors "shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors."

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company's director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company's current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company's current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are "withheld" from that director nominee. So even if 99.99% of the shares "withhold" authority to vote for a candidate or all the candidates, a 0.01% "for" vote results in the candidate's election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company's governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION:

The Board of Directors recommends a vote "against" Proposal No. 2.

The Board believes that electing directors under a majority vote standard would not serve the best interests of Rite Aid and its stockholders. Accordingly, the Board recommends a vote AGAINST the proposal for the reasons discussed below.

The Board believes that active stockholder participation in the election of directors is important for effective corporate governance. It is equally important, however, to ensure that the mechanisms through which stockholders participate are those that best serve the interests of the company and its stockholders.

Rite Aid is incorporated under the laws of the State of Delaware. Pursuant to Delaware law and Rite Aid's Bylaws, directors are elected by a plurality of the votes cast by stockholders, which means those director nominees receiving the largest number of votes cast "For" the nominee are elected, regardless of whether those nominees receive a certain percentage of the votes cast. Under the majority vote system proposed above, nominees instead would be required to receive a majority (i.e., greater than 50%) of the votes cast to be elected.

The Board believes that the plurality vote standard is superior to the proposed majority vote standard for several reasons.

First, the administration of the proposed majority vote standard could cause unnecessary expense and waste of resources in connection with the election of directors. The administration of a majority vote standard may have the unintended consequence of unnecessarily increasing the cost of soliciting stockholder votes as Rite Aid may need to employ a proactive telephone solicitation, multiple mailings or other vote-getting strategies in order to obtain the additional votes needed under a majority vote standard to elect directors. The end result may be increased spending by Rite Aid in routine elections. The Board believes this would not be a good use of stockholder assets.

Second, the majority vote standard presents complex legal and practical issues that the proposal does not resolve. The Board believes that although, conceptually, the proposed standard appears straightforward, adoption of the proposal would establish a potentially disruptive voting requirement that the Board does not believe is appropriate for our Company. For example, under the proposed standard, it would be possible for the entire slate of director nominees to fail to receive the requisite vote, thereby leaving the Company with no newly elected directors. This could have unintended consequences such as permitting the prior directors, including those the Board was proposing to replace, to remain in office until successors are elected and qualified.

Third, the proposed majority vote standard could disrupt Board operations and Rite Aid's financial performance in the event that certain or all director nominees do not receive majority support and are not elected. The Board follows established procedures for screening and interviewing potential candidates to fill vacancies on the Board and to ensure that such individuals meet our enumerated qualification criteria —a process that, to be done properly, can take many months to complete. The instability caused by such vacancies could deter the most qualified individuals from even agreeing to serve as director nominees. Furthermore, vacancies caused by the loss of the Board's independent directors could impact the Company's ability to comply with the New York Stock Exchange's corporate governance listing requirements.

The proposal's statement in support, particularly the 99.99% withhold vote example, suggests that the Board is being elected by minimal affirmative votes and that change is in order. The Board believes this statement is misleading. Rite Aid has a history of electing, under a plurality vote standard, strong and independent boards. For each of the past 10 years, the director nominees have received an average affirmative vote of greater than 85% of the votes cast at each annual meeting (that is, taking into account the number of votes withheld), with an overall ten-year average of more than 97% of the votes cast. This established track record of strong affirmative votes suggests that plurality voting is working and need not be changed.

We urge you to vote against Proposal No. 2.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL—BOARD OF DIRECTORS' DIVERSITY REPORT

The General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201, the owner of 59,395 shares of Common Stock (based on information provided to us by The General Board of Pension and Health Benefits of the United Methodist Church) and the Board of Pensions of the Evangelical Lutheran Church in America, 800 Marquette Avenue, Suite 1050, Minneapolis, Minnesota 55402, the owner of 4,533 shares of Common Stock (based on information provided to us by the Board of Pensions of the Evangelical Lutheran Church in America), have notified the Company that they intend to jointly present the following resolution at the Annual Meeting:

DIVERSITY ON THE BOARD OF DIRECTORS

Rite-Aid Corporation

In response to the recent corporate scandals, the U.S. Congress (Sarbanes-Oxley Act), the stock exchanges and the SEC each have taken actions to enhance the independence, accountability and responsiveness of corporate boards, including requiring greater board and committee independence. We believe that in order to achieve such independence it is necessary for corporations to abandon the cozy clubbiness that has all too often characterized boards in the past.

As companies seek new board members to meet the new independence standards, there is a unique opportunity to enhance diversity on the board. A number of corporations have included their commitment to board diversity (by sex and race) in the Charter for their nominating committee (a charter now being required for NYSE and NASDAQ listed companies). We believe that the judgments and perspectives that women and members of minority groups bring to board deliberations improve the quality of board decision making, are likely to reduce the clubbiness of the board, and will enhance business performance by enabling a company to respond more effectively to the needs of customers worldwide.

We note that fewer than 20% percent of companies in the S&P 500 have all white male boards and that many have several women and/or minorities on their board. We believe that many publicly-held corporations have benefited from the perspectives brought by their many well-qualified board members who are women or minority group members. Thus, Sun Oil's former CEO, Robert Campbell, stated (Wall Street Journal, 8/12/96): "Often what a woman or minority person can bring to the board is some perspective a company has not had before—adding some modern-day reality to the deliberation process. Those perspectives are of great value, and often missing from an excluded gathering. They can also be inspirational to the company's diverse workforce."

Increasingly, institutional investors have supported the call for greater board diversity. For example, the 2003 corporate governance guidelines of America's largest institutional investor (TIAA-CREF) call for "diversity of directors by experience, sex, age, and race."

WHEREAS

We believe that our Board should take every reasonable step to ensure that women and persons from minority racial groups are in the pool from which Board nominees are chosen; therefore be it

RESOLVED that the shareholders request the Board:

1    In connection with its search for suitable Board candidates to ensure that women and persons from minority racial groups are among those it considers for nomination to the Board.

2.    To publicly commit itself to a policy of board inclusiveness, including steps to be taken and a timeline for implementing that policy.

3.    To report to shareholders, at reasonable expense, by November 2004 [sic]:

a.	On its efforts to encourage diversified representation on the board

b.	Whether, in the nominating committee's charter or its procedures, diversity is included as a criterion in selecting the total membership of the Board.

SUPPORTING STATEMENT

We urge the Board to enlarges [sic] its search for qualified members by casting a wider net.

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION:

The Board of Directors recommends a vote "against" Proposal No. 3.

The Board of Directors urges a vote against this stockholder proposal. A similar proposal was submitted by The General Board of Pension and Health Benefits of the United Methodist Church and voted on at the 2004 Annual Meeting. The proposal submitted last year called for publication of reports concerning the Company's efforts to increase gender and ethnic diversity in hiring, promotion and contracting, while this year's proposal focuses solely on the Company's efforts to diversify membership of the Board of Directors. Last year's proposal was overwhelmingly rejected by stockholders at the 2004 Annual Meeting, with 176,790,698 votes cast against its adoption, representing more than 87% of the total number of votes cast for and against the proposal.

Consistent with the Board's views expressed in response to last year's diversity proposal, the Board believes that adoption of Proposal No. 3 is not necessary to increase the gender and ethnic diversity of the Board — and could in fact impede the Board's ability to select the most suitable candidates for membership on the Board.

First, the Company's existing policies are effective for identifying a diverse body of qualified candidates for Board membership. Rite Aid is fully committed to gender and ethnic diversity throughout the Company and offers equal employment opportunity to all persons without regard to race, color, religion, sex, national origin, age, disability, or veteran status in accordance with applicable laws. This commitment is evidenced in no small part by the fact the Company's President and Chief Executive Officer is Mary Sammons, who also has served as a member of the Board for over five years.

The Company also has established criteria for the Board to consider when evaluating director candidates. The Company's Corporate Governance Guidelines direct the Board's Nominating and Governance Committee to consider a variety of factors, including whether a candidate has "broad experience in areas important to the operation of the Company, such as business, science, finance/accounting, law, education or government" and has "qualities reflecting integrity, independence, wisdom, an inquiring mind, vision, a proven record of accomplishment and ability to work with others." Furthermore, Section 4 of the Nominating and Governance Committee's charter instructs the Committee to consider "personal and professional integrity, demonstrated exceptional ability and judgment and an assessment of effectiveness, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Corporation's stockholders." These attributes are desirable in any candidate, regardless of the candidate's gender or minority status.

Second, the Board believes the stockholder proposal would overly restrict the Board's ability to select qualified candidates. The Board recognizes that qualified Board members with diverse backgrounds and perspectives can enhance Company performance. The proposal, however, would go so far as to require the Board to publicly commit itself to a policy of "board inclusiveness" and to "take every reasonable step" to ensure that women and persons from minority racial groups are in the pool from which Board nominees are chosen. Consistent with the Company's policies, the Board believes that the primary criteria should be whether such individuals have the qualifications, experience, skills and talents required to oversee the operations of a corporation as large and as complex as Rite Aid, and the ability to contribute to the success of the Company (and thereby contribute to the enhancement of stockholder value) -- without regard to such individuals' gender, ethnicity or other minority status. Of course, the Board is supportive of qualified candidates who would also provide the Board with additional diversity. The Board evaluates each candidate based upon the totality of his or her experience and credentials, and believes no single criterion should be determinative or required.

As a related matter, the Board would be reluctant to publicly announce any new initiatives to increase board diversity, as this could suggest that the Board had not previously considered, or in the future would not consider, the most qualified candidates without regard to such person's minority status.

The Board also believes that the proposal's directive to the Board to provide reports regarding its efforts to encourage diversity and whether the charter of the Nominating and Governance Committee includes diversity as a criterion for Board membership would not be a beneficial use of Company resources. The Company already complies with applicable governmental reporting requirements regarding compliance with equal employment opportunity laws and regulations. Thus, the preparation and distribution of an additional report will not enhance the Company's commitment to equal employment opportunity, including diversity with respect to the Board. It also is not necessary to prepare a separate report to disclose the evaluation criteria set forth in the Nominating and Governance Committee's charter, because this charter, as well as the Company's Corporate Governance Guidelines and other corporate governance documents, are already publicly available on the Company's website.

Gender and ethnic diversity is a worthy goal to which the Board and the entire Company have always been committed. The Board believes, however, that Proposal No. 3 is not the appropriate approach for achieving this goal and would, in fact, detract from the Board's efforts to identify the most qualified director candidates. The proposal would limit our ability to select the best qualified Board members and result in incremental costs without providing corresponding benefits to the Company and our stockholders. Accordingly, the Board strongly believes that the proposal is unnecessary in most respects and, in other respects, is potentially harmful to the Company and not in the best interest of our stockholders.

We urge you to vote against Proposal No. 3.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL

EXECUTIVE OFFICERS

Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of Rite Aid.

Name	Age	Position with Rite Aid
Mary F. Sammons*	58	Director, President and Chief Executive Officer
James P. Mastrian	62	Senior Executive Vice President, Marketing, Logistics and Pharmacy Services
Mark C. Panzer	48	Senior Executive Vice President, Store Operations
John T. Standley	42	Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer
Robert B. Sari	49	Senior Vice President, General Counsel and Secretary
Kevin Twomey	54	Senior Vice President and Chief Accounting Officer

*	Ms. Sammons' biographical information is provided above in the section identifying the director nominees.

James P. Mastrian.    Mr. Mastrian was appointed Senior Executive Vice President, Marketing, Logistics and Pharmacy Services in November 2002. He had been Senior Executive Vice President, Marketing and Logistics of Rite Aid from October 2000 until November 2002, and was Executive Vice President, Marketing from November 1999 to October 2000. Mr. Mastrian was also Executive Vice President, Category Management of Rite Aid from July 1998 to November 1999. Mr. Mastrian was Senior Executive Vice President, Merchandising and Marketing of OfficeMax, Inc. from June 1997 to July 1998 and Executive Vice President, Marketing of Revco D.S., Inc. from July 1994 to June 1997.

Mark C. Panzer.    Mr. Panzer has been Senior Executive Vice President, Store Operations since June 2002. He had been Executive Vice President, Store Operations since June 2001. Prior to that, he served as Senior Vice President, Marketing & Sales, General Merchandise at Albertson's, Inc. from 1998 to 2001, when Albertson's, Inc. merged with his former employer American Stores Company. From 1989 to 1998, Mr. Panzer held several senior positions at American Stores Company including District Manager, Director of Sales and Marketing, Vice President of Sales, Marketing & Advertising and Senior Vice President of Marketing & Formats.

John T. Standley.    Mr. Standley was appointed Senior Executive Vice President and Chief Administrative Officer of Rite Aid in June 2002 and, in addition, in January 2004 was appointed Chief Financial Officer. He had served as Senior Executive Vice President and Chief Financial Officer from September 2000 to June 2002 and had served as Executive Vice President and Chief Financial Officer from December 1999 until September 2000. Previously, he was Executive Vice President and Chief Financial Officer of Fleming Companies, Inc., a food marketing and distribution company from May 1999 to December 1999. Between July 1998 and May 1999, Mr. Standley was Senior Vice President and Chief Financial Officer of Fred Meyer, Inc. Mr. Standley served as Senior Vice President and Chief Financial Officer of Ralphs Grocery Company between January 1997 and July 1998. Mr. Standley also served as Senior Vice President of Administration at Smith's Food & Drug Stores, Inc. from May 1996 to February of 1997 and as Chief Financial Officer of Smitty's Supervalue, Inc. from December 1994 to May 1996.

Robert B. Sari.    Mr. Sari has been Senior Vice President, General Counsel and Secretary since June 2002. Mr. Sari served as Senior Vice President, Deputy General Counsel and Secretary from October 2000 until May 2002. From May 2000 to October 2000, he served as Vice President, Law and Secretary. Mr. Sari served as Associate Counsel from May 1997 to May 2000. Prior to May 1997, Mr. Sari was Vice President, Legal Affairs for Thrifty PayLess, Inc.

Kevin Twomey.    Mr. Twomey has been Senior Vice President and Chief Accounting Officer since December 2000. From September 1989 to November 2000, Mr. Twomey held several accounting and finance management positions at Fleming Companies, Inc., a food marketing and distribution company. He was Senior Vice President – Finance and Control at Fleming, a position he held from October 1999 to November 2000, when he left Fleming. Prior to joining Fleming, he was an audit partner at Deloitte & Touche.

Executive Officer Compensation

The following table provides a summary of compensation paid during the last three fiscal years to Rite Aid's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2005. As used herein, the term "Named Executive Officers" means all persons identified in the Summary Compensation Table.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Other Annual Compensation		Restricted Stock Awards (3)		Securities Underlying Option Grants/ SARs	All Other Compensation
Mary F. Sammons	2005	1,240,000	—	72,468	(4)	599,999	(7)	292,208	4,902	(9)
Director, President &	2004	1,240,000	1,498,161	123,776	(5)	—		—	4,902
Chief Executive Officer	2003	1,232,308	2,000,000	51,412	(6)	—		500,000	4,743
James P. Mastrian	2005	650,000	—	61,341	(4)	259,999	(7)	126,623	148,737	(10)
Senior Executive	2004	610,096	702,263	—		680,000	(8)	—	88,402
Vice President, Marketing,	2003	598,077	720,000	—		—		300,000	88,295
Logistics and Pharmacy
Services
Mark C. Panzer	2005	575,000	—	71,432	(4)	230,000	(7)	112,013	129,938	(11)
Senior Executive Vice	2004	509,134	589,901	—		326,400	(8)	—	84,752
President, Store Operations	2003	447,692	546,250	72,369	(6)	—		600,000	84,577
John T. Standley	2005	830,000	—	72,408	(4)	259,999	(7)	126,623	718	(9)
Senior Executive	2004	805,000	702,263	—		—		—	690
Vice President, Chief	2003	803,077	750,000	—		—		300,000	626
Administrative Officer
& Chief Financial Officer
Kevin Twomey	2005	328,000	—	175,246	(4)	78,716	(7)	37,725	79,613	(12)
Senior Vice President and	2004	316,808	189,967	—		—		—	76,812
Chief Accounting Officer	2003	310,615	218,400	—		—		75,000	75,112

(1)	Salary amounts for Ms. Sammons and Mr. Standley include amounts contributed by Rite Aid to each such executive officer's account under the supplemental executive retirement plan in which they participate.

(2)	Bonus amounts represent amounts earned in each respective fiscal year, not necessarily paid in each year.

(3)	The amounts shown in this column represent the dollar value of common stock of the Company on the date of grant of the unvested restricted stock. With respect to restricted stock awards (but not with respect to awards of restricted stock units, discussed in footnote 7 below), each Named Executive Officer has the right to vote the shares of restricted stock and to receive any dividends paid on such shares.

(4)	"Other Annual Compensation" includes the following for fiscal year 2005: For Ms. Sammons: $60,468 for personal use of the Company aircraft and a $12,000 car allowance. For Mr. Mastrian: $23,876 for personal use of the Company aircraft, $37,158 for personal use of company car and $307 in employer paid taxes. For Mr. Panzer: $44,052 for personal use of the Company aircraft, $27,134 for personal use of company car and $246 in employer paid taxes. For Mr. Standley: $36,496 for personal use of the Company aircraft, $31,664 for personal use of company car, a $4,000 car allowance and $248 in employer paid taxes. For Mr. Twomey: $12,000 car allowance, $2,367 in employer paid taxes and $160,879 in reimbursable moving expenses.

(5)	"Other Annual Compensation" includes the following for fiscal year 2004: For Ms. Sammons: $111,776 for personal use of the Company aircraft and a $12,000 car allowance.

(6)	"Other Annual Compensation" includes the following for fiscal year 2003: For Ms. Sammons: $33,556 for personal use of the Company aircraft and a $17,856 car allowance. For Mr. Panzer: $45,699 in reimbursed moving expenses and $20,337 for personal use of the Company aircraft.

(7)	During fiscal year 2005, the named executive officers received two types of restricted stock awards: (1) restricted shares that vest with the passage of time, and (2) restricted stock units that will vest only if certain performance targets are met.

With respect to time-based restricted shares, on June 24, 2004, the following executives were awarded the following number of shares of restricted common stock: Ms. Sammons was awarded 27,881 shares, Mr. Mastrian was awarded 12,082 shares, Mr. Panzer was awarded 10,688 shares and Mr. Standley was awarded 12,082 shares; restrictions on one-third of such respective shares lapsed or will lapse on each of June 24, 2005, June 24, 2006, and June 24, 2007. The value of the unvested shares of restricted stock as of February 26, 2005 was as follows: $95,911 for Ms. Sammons', $41,562 for Mr. Mastrian's, $36,767 for Mr. Panzer's and $41,562 for Mr. Standley's. On April 7, 2004, Mr. Twomey was awarded 3,644 shares of restricted common stock; restrictions on one-third of such shares lapsed or will lapse on each of April 7, 2005, April 7, 2006, and April 7, 2007. The value of the unvested shares of Mr. Twomey's restricted stock as of February 26, 2005 was $12,535.

With respect to performance-based stock units, on June 24, 2004, the following executives were awarded the following number of stock units: Ms. Sammons was awarded 83,643 units, Mr. Mastrian was awarded 36,245 units, Mr. Panzer was awarded 32,063 units and Mr. Standley was awarded 36,245 units; on April 7, 2004, Mr. Twomey was awarded 10,933 units. Vesting for all such performance units will occur, provided performance targets are met, on March 3, 2007 (the end of the Company's fiscal year 2007) or such later date that EBITDA performance for the period of fiscal years 2005 to 2007 is determined. The value of the unvested restricted stock units as of February 26, 2005 was as follows: $287,732 for Ms. Sammons', $124,683 for Mr. Mastrian's, $110,297 for Mr. Panzer's, $124,683 for Mr. Standley's and $37,610 for Mr. Twomey's.

(8)	On September 23, 2003, Mr. Mastrian was awarded 125,000 shares of restricted stock and Mr. Panzer was awarded 60,000 shares of restricted common stock; in each case, restrictions on one-third of such shares lapsed or will lapse on each of September 23, 2004, September 23, 2005, and September 23, 2006.

(9)	Represents supplemental life insurance premiums paid by the Company.

(10)	Represents $4,737 in supplemental life insurance premiums paid by the Company and $144,000 compensation deferred by Mr. Mastrian.

(11)	Represents $938 in supplemental life insurance premiums paid by the Company and $129,000 compensation deferred by Mr. Panzer.

(12)	Represents $893 in supplemental life insurance premiums paid by the Company and $78,720 compensation deferred by Mr. Twomey.

Option Grants in the Fiscal Year

The following table sets forth certain information regarding options granted in fiscal year 2005 to the Named Executive Officers.

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted To Employees in Fiscal Year	Exercise Price ($/Sh)(2)	Expiration Date	Grant Date Present Value ($)(3)
Mary F. Sammons	292,208	4.70%	$5.38	6/24/14	$864,936
James P. Mastrian	126,623	2.04%	5.38	6/24/14	374,804
Mark C. Panzer	112,013	1.80%	5.38	6/24/14	331,558
John T. Standley	126,623	2.04%	5.38	6/24/14	374,804
Kevin Twomey	37,725	0.61%	5.40	4/7/14	117,325

(1)	Options vest ratably over a four-year period beginning on the first anniversary of the date of grant.

(2)	All options have an exercise price equal to the fair market value on the date of grant.

(3)	The hypothetical present values on the grant date were calculated under the Black-Scholes option pricing model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of assumptions in hypothesizing an option's present value. Assumptions used to value the options for Ms. Sammons and Messrs. Mastrian, Panzer and Standley include the stock's expected volatility rate of 71%, projected dividend yield of 0%, and a risk-free rate of return of 3.1%. Assumptions used to value the options for Mr. Twomey include the stock's expected volatility rate of 74%, projected dividend yield of 0%, and a risk-free rate of return of 3.4%. For all options, the estimated life of the options was assumed to be four years. The ultimate realizable value of an option will depend on the actual market value of the Common Stock on the date of exercise as compared to the exercise price of the option. Consequently, there is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

Option Exercises and Fiscal Year-End Values

The following table summarizes the aggregate value of all stock options held as of February 26, 2005 by the Named Executive Officers. No options were exercised during fiscal year 2005. No Named Executive Officer holds any stock appreciation rights.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options At Fiscal Year-End ($) (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mary F. Sammons	0	$0	7,247,216	592,208	$2,967,215	$394,000
James P. Mastrian	0	0	2,181,250	314,123	586,022	245,250
Mark C. Panzer	0	0	800,000	512,013	467,500	319,500
John T. Standley	0	0	4,440,796	314,123	1,566,889	245,250
Kevin Twomey	0	0	490,000	92,725	112,700	70,900

(1)	"In-the-Money" options are options with an exercise price less than the market price of the Common Stock on February 26, 2005. The value of such options is calculated using a stock price of $3.44, which was the closing price of the Common Stock on the NYSE on February 25, 2005.

EMPLOYMENT AND EMPLOYMENT-RELATED AGREEMENTS AND
TERMINATION OF EMPLOYMENT

Executive Employment Agreements

On December 5, 1999, Rite Aid entered into employment agreements with Mary F. Sammons and John T. Standley. On November 18, 2000, Rite Aid entered into an employment agreement, effective as of September 27, 2000, with James P. Mastrian; on June 27, 2001, Rite Aid entered into an employment agreement with Mark C. Panzer; and on September 1, 2003, Rite Aid entered into an employment agreement with Kevin Twomey (collectively, the "Executives").

Pursuant to their above-referenced individual employment agreements, each as amended:

•	Ms. Sammons was appointed President and Chief Operating Officer of Rite Aid and was appointed to Rite Aid's Board of Directors, and is now President and Chief Executive Officer;

•	Mr. Mastrian was appointed Senior Executive Vice President, Marketing and Logistics, and is now Senior Executive Vice President, Marketing, Logistics and Pharmacy Services;

•	Mr. Panzer was appointed Executive Vice President of Store Operations and is now Senior Executive Vice President of Store Operations;

•	Mr. Standley was appointed Executive Vice President and Chief Financial Officer and is now Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer; and

•	Mr. Twomey was appointed Senior Vice President, Chief Accounting Officer.

Term.    The term of Ms. Sammons' and Messrs. Mastrian's, Panzer's, Standley's and Twomey's employment agreements commenced on the date of his or her employment agreement. Unless terminated earlier, each employment agreement will terminate on its third anniversary, and in the case of Mr. Twomey's employment agreement, the agreement will terminate on the second anniversary (such respective period, the "Employment Period"), but will automatically renew for an additional year on each anniversary of the effective date of the agreement ("Renewal Date"), unless either the Executive or Rite Aid provides the other with notice of non-renewal at least 180 days prior to a Renewal Date.

Salary and Incentive Bonus.    The respective agreements provide each Executive with a base salary and incentive compensation (which may be reviewed periodically for increase by the Compensation Committee) that includes, with respect to fiscal year 2005:

•	Ms. Sammons is entitled to receive an annual base salary of not less than $750,000 (and received an annualized base salary of $1,000,000 in fiscal year 2005). Ms. Sammons received a bonus of $1,498,161 for fiscal year 2004 pursuant to her employment agreement, and in the future may, if Rite Aid's performance meets certain targets, receive an annual bonus that, if awarded, will equal or exceed 150% of her annual base salary then in effect.

•	Mr. Mastrian is entitled to receive an annual base salary of not less than $575,000 (and received an annualized base salary of $650,000 in fiscal year 2005). Mr. Mastrian received a bonus of $702,263 for fiscal year 2004 pursuant to his employment agreement, and in the future may, if Rite Aid's performance meets certain targets, receive an annual bonus that, if awarded, will equal or exceed 100% of his annual base salary then in effect.

•	Mr. Panzer is entitled to receive an annual base salary of not less than $375,000 (and received an annualized base salary of $575,000 in fiscal year 2005). Mr. Panzer received a bonus of $589,901 for fiscal year 2004 pursuant to his employment agreement, and in the future may, if Rite Aid's performance meets certain targets, receive an annual bonus that, if awarded, will equal or exceed 100% of his annual base salary then in effect.

•	Mr. Standley is entitled to receive an annual base salary of not less than $500,000 (and received an annualized base salary of $650,000 in fiscal year 2005). Mr. Standley received a bonus of $702,263 for fiscal year 2004 pursuant to his employment agreement, and in the future may, if Rite Aid's performance meets certain targets, receive an annual bonus that, if awarded, will equal or exceed 100% of his annual base salary then in effect.

•	Mr. Twomey is entitled to receive an annual base salary of not less than $317,000 (and received an annualized base salary of $328,000 in fiscal year 2005). Mr. Twomey received a bonus of $189,967 for fiscal year 2004 pursuant to his employment agreement, and in the future may, if Rite Aid's performance meets certain targets, receive an annual bonus that, if awarded, will equal or exceed 50% of his annual base salary then in effect.

Other Benefits.    Pursuant to their employment agreements, each of the Executives is also entitled to participate in Rite Aid's fringe benefit and perquisite programs and savings plans.

Restricted Stock and Options.    Pursuant to their employment agreements and individual stock option agreements, in December 1999, Ms. Sammons and Mr. Standley, in June 2001, Mr. Panzer and, in January 2001, Mr. Twomey received awards of restricted Rite Aid Common Stock and were granted options to purchase additional Rite Aid Common Stock as follows:

•	Ms. Sammons was granted an option to purchase 2,000,000 shares of Common Stock and was awarded 200,000 shares of restricted Common Stock.

•	Mr. Panzer was granted an option to purchase 500,000 shares of Common Stock and was awarded 65,000 shares of restricted Common Stock.

•	Mr. Standley was granted an option to purchase 1,000,000 shares of Common Stock and was awarded 100,000 shares of restricted Common Stock.

•	Mr. Twomey was granted an option to purchase 200,000 shares of Common Stock and was awarded 25,000 shares of restricted Common Stock.

Mr. Mastrian did not receive any grants of options to purchase shares of Common Stock under his employment agreement.

Termination of Employment.    Upon written notice, the employment agreement of each of the Executives is terminable by either Rite Aid or the individual Executive seeking termination.

If Ms. Sammons or Mr. Standley is terminated by Rite Aid "without cause" (as defined in the employment agreement of such Executive) or if such Executive's employment is terminated by the Executive for "good reason" (as defined in the employment agreement of such Executive), then:

•	the Executive will be paid an amount equal to three times the sum of the individual Executive's annual base salary and target bonus plus any accrued but unpaid salary and bonus, with the maximum bonus that the Executive is eligible to earn being pro-rated through the date of termination;

•	the Executive will be paid the deferred compensation amounts that would otherwise have been credited to the Executive pursuant to the Deferred Compensation Plan (as discussed below) had the Executive continued employment with Rite Aid through the end of the then-remaining Employment Period and the Executive will continue to receive certain medical benefits for the remainder of such Employment Period; and

•	all of the stock options awarded pursuant to the Executive's employment agreement will immediately vest and be exercisable for the remainder of their stated terms, the restrictions on the restricted Common Stock will immediately lapse and any performance or other conditions applicable to any other equity incentive awards will be considered to have been satisfied.

If Messrs. Mastrian, Panzer or Twomey is terminated by Rite Aid "without cause" or if such Executive's employment is terminated by the Executive for "good reason" (as such terms are defined in his employment agreement), then he shall be entitled to receive:

•	an amount equal to two times the sum of his annual base salary and target bonus plus any accrued but unpaid salary and bonus, with the maximum bonus that the Executive is eligible to earn being pro-rated through the date of termination; and

•	all of his stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted Common Stock will immediately lapse to the extent his options would have vested and restrictions would have lapsed had he remained employed by Rite Aid for two years following the termination.

If Rite Aid terminates any of the Executives "for cause" (as defined in the employment agreements):

•	Rite Aid shall pay him or her all accrued but unpaid salary and benefits,

•	any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination shall immediately terminate, and

•	any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination shall be forfeited.

The employment agreement of each Executive prohibits the Executive from competing with Rite Aid during his or her Employment Period and for a period of one year, or with respect to Messrs. Mastrian, Panzer and Twomey, two years, thereafter.

Change-in-Control Arrangements.    Under Ms. Sammons's and Mr. Standley's December 5, 1999 employment agreements, any termination of employment by the Executive within the six month period commencing on the date of a "change in control" of Rite Aid will be treated as a termination of employment by the Executive for "good reason." Under each of Messrs. Mastrian's, Panzer's and Twomey's employment agreements, upon a "change in control" of Rite Aid, all of the respective Executive's stock options will immediately vest and be exercisable and any restrictions on restricted stock will immediately lapse. Each employment agreement provides that the Executive will receive an additional payment to reimburse the Executive for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

Agreement with Mr. Miller as Chairman

Mr. Miller's December 5, 1999 employment agreement continued in full force and effect until June 25, 2003, the date of Rite Aid's 2003 annual meeting of stockholders. Following June 25, 2003, the December 5, 1999 employment agreement was amended and restated as provided in the April 9, 2003 employment agreement. On April 28, 2005 Rite Aid amended the April 9, 2003 agreement with Mr. Miller pursuant to which, effective as of June 23, 2005, Mr. Miller will continue serving solely as Chairman of the Board and will do so through June 30, 2008, or the date of Rite Aid's 2008 annual meeting of stockholders, whichever is earlier. Additional terms of this agreement are as follows:

Term.    Mr. Miller will serve as Chairman from June 23, 2005 until June 30, 2008 or the date of Rite Aid's 2008 annual stockholders meeting, whichever is earlier (the "Employment Period"), subject to the other terms and conditions of the agreement.

Salary and Incentive Bonus.    Mr. Miller receives annual base pay of $350,000 and is entitled to continued benefits, in their entirety, including participation in Rite Aid's fringe benefit and perquisite programs and savings plans, and continued deferred compensation as provided under the December 5, 1999 employment agreement. However, he is not entitled to participate in any incentive compensation or bonus plans.

Restricted Stock and Options.    During the Employment Period, Mr. Miller is eligible to receive option and restricted stock awards in accordance with Rite Aid's policy for members of the Board of Directors as in effect from time to time. Mr. Miller's existing stock options and shares of restricted stock continue to vest and be fully exercisable for the remainder of their stated terms.

Termination of Employment and Change-in-Control Arrangements.    The termination provisions of the April 9, 2003 employment agreement became effective immediately and remain in effect until the agreement expires. The termination provisions and change in control arrangements are substantially similar to those in the December 5, 1999 employment agreement. Effective June 23, 2005, if Mr. Miller is not re-elected as Chairman, he can be terminated and receive one year base salary (as compared to three years provided under the December 5, 1999 agreement for termination without cause).

Other Directorships.    Effective June 23, 2005, Mr. Miller must receive approval from the Board of Directors prior to accepting any new directorships outside of the Company.

Supplemental Executive Retirement Plans

In addition to the base salary and bonus provisions of the employment agreements of the Executives and Mr. Miller, Rite Aid established a defined contribution supplemental executive retirement plan for the benefit of Mr. Miller, Ms. Sammons and Mr. Standley. Under the defined contribution supplemental executive retirement plan, Rite Aid makes monthly investments that are specific to Mr. Miller, Ms. Sammons and Mr. Standley. The investments are made each month during the term of the participants' service with Rite Aid. Each of Mr. Miller, Ms. Sammons and Mr. Standley is fully vested in the plan at all times. Generally, however, they may not receive payments until three years after an election to receive a payment. Each month, $20,000 is invested for Mr. Miller, $20,000 is invested for Ms. Sammons and $15,000 is invested for Mr. Standley. Under the defined contribution supplemental executive retirement plan, the participants are able to direct the investment of the amounts by selecting one or more investment vehicles from a group of deemed investments offered pursuant to the defined contribution supplemental executive retirement plan.

Messrs. Mastrian, Panzer and Twomey receive benefits under a defined contribution supplemental executive retirement plan ("Plan"), which is different from the one noted above. Under the Plan, Rite Aid credits a specific sum to an individual account established for Messrs. Mastrian, Panzer and Twomey, and other participating executive officers, on a monthly basis. The amount credited is equal to 2% of the Executive's annual base compensation, up to a maximum of $15,000 per month. The participants are able to select among a choice of earnings indexes, and their accounts are credited with earnings which mirror the investment results of such indexes. Annually Rite Aid makes investments for all participants in the Plan. Participants vest in their accounts at the rate of 20% per year for each full year of participation in the Plan at a five-year rolling rate, provided that the entire account balance for each participate shall vest upon a "change in control" of the Company. Participants will receive their vested account balance upon the earlier to occur of: (i) their retirement at age 60 or greater, with at least five years of participation in the Plan; (ii) termination of employment with the Company (including due to death or disability); (iii) change in control of the Company; (iv) a hardship withdrawal pursuant to the terms of the Plan; and (v) a withdrawal election pursuant to the terms of the Plan.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Committee") is comprised of three directors, each of whom is an independent director under the New York Stock Exchange listing standards. The Committee reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation Committee is empowered by the Board of Directors to award to executive officers appropriate bonuses, stock options, stock appreciation rights ("SARs") and stock-based awards. The Compensation Committee met five times during fiscal year 2005.

The Compensation Committee has access to independent compensation data and from time to time engages outside compensation consultants. In fiscal year 2005, the Compensation Committee considered the report of outside compensation consultants with respect to the design of the 2004 Omnibus Equity Plan.

The objectives of the Compensation Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of the Company's performance.

The executive compensation program is generally composed of base salary, performance bonuses and long-term incentives in the form of stock options, SARs, stock-based awards and restricted stock awards. The compensation program also includes various benefits, including the Deferred Compensation Program, and health insurance plans and programs and pension and profit sharing and retirement plans in which substantially all of the Company's full-time employees participate.

Base salaries for the executive officers of the Company are generally competitively set relative to salaries of officers of companies comparable in business and size. The base salary and other compensation arrangements for the Named Executive Officers were individually negotiated with each executive and are reviewed periodically by the Compensation Committee for a possible increase. The CEO's annual base salary is reviewed by the Compensation Committee for possible increase at least annually. All compensation for the CEO other than base salary is performance-based. The Compensation Committee sets both financial and strategic performance goals for the CEO and reviews the CEO's performance against these goals. In each instance, base salary for the CEO and the other executive officers takes into account individual experience and performance specific to the Company. The Compensation Committee generally attempts to provide compensation approximating the median of comparable companies. Except for increases associated with promotions or increased responsibility, increases in base salaries for executive officers of the Company from year to year are generally limited to adjustments to reflect increases in the rate of inflation.

For fiscal year 2005, the Compensation Committee reviewed and set Ms. Sammons' base salary at $1,000,000, the same level that it was for fiscal year 2004. The Committee increased Ms. Sammons' target bonus for fiscal year 2005 to 150% of her base salary to provide a further incentive to meet the Company's performance targets. (As discussed below, Ms. Sammons and the other executives at the senior vice president level and higher did not in fact receive bonuses for fiscal year 2005.)

The Compensation Committee is aware that the Internal Revenue Code of 1986, as amended, treats certain elements of executive compensation in excess of $1,000,000 a year as an expense not deductible by the Company for federal income tax purposes.

The Compensation Committee is empowered to approve the payment of cash performance bonuses to employees, including the CEO and other executive officers, of the Company. Each year, the Compensation Committee determines an adjusted EBITDA goal and a targeted incentive as a percentage of salary. Depending upon the adjusted EBITDA achieved during such year, participants are entitled to a percentage, ranging from 0% to 200%, of the targeted incentive award fixed by the Compensation Committee. No bonuses were approved for fiscal year 2005 for executives that are at the senior vice president level or higher because the Company did not meet such incentive targets.

The Compensation Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically grants stock options to the Company's employees, including executive officers. Stock options typically are granted at the prevailing market price and, therefore, will only have value if the Company's stock price increases over the exercise price. The Compensation Committee believes that the grant of stock options and stock-based awards provides a long-term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure Company performance. The terms of options granted by the Compensation Committee, including vesting, exercisability and option term, are determined by the Compensation Committee, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer, previous option grants to executive officers and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry and size.

Specifically, under the Company's equity compensation plans (which are discussed below under the caption "Equity Compensation Plan Information"), the Compensation Committee has discretion to determine the type and number of equity awards for executive officers, which may include stock options, restricted common stock and performance units. The Compensation Committee also has discretion to impose restrictions or conditions to the vesting of such awards, including but not limited to the achievement of performance goals based on one or more business criteria. Should the Company not achieve such performance goals in a given period, the executives could be deemed not to have earned, and thus could be required to forego, the awards for that period. In fiscal year 2005, the Compensation Committee made awards of stock options, which vest over a four year period, restricted stock, which vest over a three year period and performance units, which vest after a three year performance period provided that certain EBITDA levels are achieved by the Company, for each of fiscal years 2005, 2006 and 2007. At the end of the performance period, the actual number of performance units may be higher or lower than the target number depending on performance relative to the EBITDA targets.

George G. Golleher, Compensation Committee Chairman
Stuart M. Sloan, Compensation Committee Member
Colin V. Reed, Compensation Committee Member

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of three of our outside directors. The Board of Directors has determined that each member of the Audit Committee is an independent director under the New York Stock Exchange listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 and the additional NYSE requirements for audit committee members. The Board has determined that Colin V. Reed qualifies as an "audit committee financial expert" as that term is defined under SEC rules.

The Board has adopted a written charter of the Audit Committee which further describes the role of the Audit Committee. A copy of the current version of the Audit Committee Charter is attached as Appendix A to this proxy statement. The Audit Committee, among other things, appoints and engages our independent auditors and oversees our financial reporting and internal control over financial reporting processes on behalf of the Board. Management has the primary responsibility for our financial statements, our accounting principles and our internal control over financial reporting. Our independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our independent auditors also are responsible for expressing an opinion on management's assessment of the effectiveness of our internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee met nine times during fiscal year 2005.

During those meetings the Audit Committee:

•	Met with our internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of management's assessment of the effectiveness of our internal control over financial reporting and the overall quality of our financial reporting.

•	Reviewed and discussed with management and our independent auditors, for their respective purposes, the audited financial statements included in our Annual Report on Form 10-K. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K.

•	Reviewed and updated the Audit Committee charter.

•	Reviewed and discussed with our independent auditors those matters required to be communicated by the standards of the Public Company Accounting Oversight Board. Also reviewed and discussed critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and our independent auditors, as required by Rule 2-07 of Regulation S-X under the Securities Exchange Act of 1934.

•	Preapproved audit, other audit-related and tax services performed by our independent auditors. Our preapproval policy requires us to preapprove all audit, audit-related and other permissible services provided by the independent auditors on a case-by-case basis.

•	Discussed with our independent auditors matters relating to their independence and received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, as modified and supplemented. The Audit Committee has considered whether the level of non-audit related services provided by our independent auditors is consistent with maintaining their independence.

As outlined in the table below, we incurred the following fees, including expenses billed to the Company for the fiscal years ended February 26, 2005 and February 28, 2004 by the Company's

independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche").

In addition, the Audit Committee requests fee estimates associated with each proposed service. Providing a fee estimate for a service incorporates appropriate oversight and control of the independent auditor relationship. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against pre-approved services and fee estimates.

	Year Ended
Description of Fees	February 26, 2005	February 28, 2004
	(Amounts in millions)
Audit fees, including reviews of interim financial statements, registration statement filings and comfort letters related to various refinancing activities	$4.2	$2.4
Audit-related fees:
Audits of employee benefit plans' financial statements	0.2	0.3
Acquisition due diligence assistance	—	0.5
Total audit-related fees	0.2	0.8
Tax fees, primarily assistance in amending prior years' income tax returns	0.5	1.3
All other fees	—	0.1
Grand total	$4.9	$4.6

In reliance on the meetings and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 26, 2005 for filing with the SEC.

Colin V. Reed, Audit Committee Chairman
Alfred M. Gleason, Audit Committee Member
George G. Golleher, Audit Committee Member

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of February 26, 2005 with respect to the compensation plans under which the Company's common stock may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	29,361,022	$5.65	14,587,759

Equity compensation plans not approved by stockholders*	35,569,566	$4.06	1,648,539

Total	64,930,588		16,236,298

*	These plans include the Company's 1999 Stock Option Plan, under which 10,000,000 shares of Common Stock are authorized for the granting of stock options at the discretion of the Compensation Committee, and the 2001 Stock Option Plan, under which 20,000,000 shares of common stock are authorized for granting of stock options, also at the discretion of the Compensation Committee. Both plans provide for the Compensation Committee to determine both when and in what manner options may be exercised; however, option terms may not extend for more than 10 years from the applicable date of grant. The plans provide that stock options may only be granted with exercise prices that are not less than the fair market value of a share of common stock on the date of grant. In addition to the options issued under the aforementioned plans, approximately 8,550,000 options are outstanding pursuant to option grants made in accordance with the provisions of individual agreements with certain of the Company's executives.

STOCK PERFORMANCE GRAPH

The graph below compares the yearly percentage change in the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return on (i) the Russell 1000 Consumer Staples Index, and (ii) the Russell 1000 Index, over the same period (assuming the investment of $100.00 in the Common Stock and such indexes on February 27, 2000 and reinvestment of dividends).

For comparison of cumulative total return, the Company has elected to use the Russell 1000 Consumer Staples Index, consisting of 88 companies including the three largest drugstore chains, and the Russell 1000 Index. This allows comparison of the Company to a peer group of similar sized companies. We are one of the companies included in the Russell 1000 Consumer Staples Index and the Russell 1000 Index. The Russell 1000 Consumer Staples Index is a capitalization-weighted index of companies that provide products directly to consumers that are typically considered nondiscretionary items based on consumer purchasing habits. The Russell 1000 Index consists of the largest 1000 companies in the Russell 3000 Index and represents the universe of large capitalization stocks from which many active money managers typically select.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
February 2005

	2000	2001	2002	2003	2004	2005
Rite Aid Corporation	$100.00	$82.52	$40.92	$32.52	$75.61	$46.61
Russell 1000 Index	$100.00	$90.27	$81.65	$63.51	$88.72	$95.35
Russell Consumer Staples Index	$100.00	$136.57	$142.78	$120.77	$159.28	$168.75

*	The Company's fiscal year ends on the Saturday closest to February 29 or March 1. Fiscal year 2005 included 52 weeks and ended on February 26, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Rite Aid's executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulations to furnish Rite Aid with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Rite Aid, the Company has determined that during fiscal year 2005 no persons subject to Section 16(a) reporting submitted late filings under Section 16(a) of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information concerning the beneficial shareholdings of (a) each director, (b) each nominee for director, (c) each individual named in the Summary Compensation Table appearing elsewhere herein, (d) each holder of more than five percent of the Common Stock and (e) all directors and executive officers as a group (based on 520,933,856 shares of Common Stock outstanding as of the Record Date, plus the number of shares of Common Stock into which the outstanding shares of LGP Preferred Stock are convertible). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned (1)		Percentage of Class
Named Executive Officers and Directors:
John G. Danhakl	63,925,287	(2)	10.93%
Michael A. Friedman, MD	0			*
Alfred M. Gleason	378,301	(3)		*
George G. Golleher	200,001	(4)		*
James P. Mastrian	2,352,965	(5)		*
Robert G. Miller	9,911,208	(6)	1.87%
Mark C. Panzer	1,179,191	(7)		*
Colin V. Reed	108,334	(8)		*
Mary F. Sammons	8,073,660	(9)	1.53%
Philip G. Satre	12,500	(10)		*
Stuart M. Sloan	216,645	(11)		*
Jonathan D. Sokoloff	64,564,072	(12)	11.04%
John T. Standley	4,687,148	(13)		*
Kevin Twomey	540,576	(14)		*
All Executive Officers and Directors (15 persons)	92,728,703		15.86%
5% Stockholders:
Green Equity Investors III, L.P	63,858,636	(15)	10.92%	(16)
11111 Santa Monica Blvd. Suite 2000 Los Angeles, CA 90025

*	Percentage less than 1% of class.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including options exercisable within 60 days of the Record Date of May 2, 2005.

(2)	This amount includes 63,858,636 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Danhakl is a managing director and equity owner.

(3)	This amount includes 71,500 shares owned by Mr. Gleason's spouse and 200,001 shares which may be acquired within 60 days by exercising stock options.

(4)	This amount includes 150,001 shares which may be acquired within 60 days by exercising stock options.

(5)	This amount includes 2,212,906 shares which may be acquired within 60 days by exercising stock options.

(6)	This amount includes 9,398,429 shares which may be acquired within 60 days by exercising stock options.

(7)	This amount includes 1,053,004 shares which may be acquired within 60 days by exercising stock options.

(8)	This amount includes 83,334 shares which may be acquired within 60 days by exercising stock options.

(9)	This amount includes 7,320,268 shares which may be acquired within 60 days by exercising stock options.

(10)	This amount represents 12,500 shares owned jointly by Mr. Satre and his spouse.

(11)	This amount includes 200,001 shares which may be acquired within 60 days by exercising stock options.

(12)	This amount includes 705,436 shares owned jointly by Mr. Sokoloff and his spouse and 63,858,636 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Sokoloff is an executive officer and equity owner.

(13)	This amount includes 4,472,452 shares which may be acquired within 60 days by exercising stock options.

(14)	This amount includes 499,432 shares which may be acquired within 60 days by exercising stock options.

(15)	Green Equity Investors III, L.P. beneficially owns 63,858,636 shares of common stock. This number represents (i) the number of shares issuable within 60 days of May 2, 2005 upon the conversion of 3,451,804.301 shares of convertible preferred stock, and (ii) the number of shares, on a converted basis, that will be paid as a dividend on June 30, 2005 on preferred stock held by Green Equity Investors III, L.P.

(16)	Based upon the number of shares outstanding as of the record date and assuming conversion of all LGP Preferred Stock by Green Equity Investors III, L.P.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Rite Aid has entered into a one-year agreement with Leonard Green & Partners L.P., effective January 1, 2005 whereby Rite Aid has agreed to pay Leonard Green & Partners L.P. a fee of $300,000 per year for its consulting services. The consulting agreement also provides for the reimbursement of out-of-pocket expenses incurred by Leonard Green & Partners, L.P. This agreement is an extension of Rite Aid's existing consulting agreement with Leonard Green & Partners, L.P. Pursuant to the consulting agreement, Rite Aid may engage Leonard Green & Partners, L.P. to provide financial advisory and investment banking services in connection with major financial transactions that it undertakes in the future. During fiscal year 2005, Rite Aid paid Leonard Green & Partners, L.P. a consulting fee of $875,000. Both John G. Danhakl and Jonathan D. Sokoloff, each a director of Rite Aid, are equity owners of Leonard Green & Partners, L.P.

STOCKHOLDER PROPOSALS

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Any Stockholder desiring to present a proposal for inclusion in the Company's Proxy Statement for the 2006 Annual Meeting of Stockholders must present the proposal to the Company not later than January 18, 2006. Only those proposals that comply with the requirements of Rule 14a-8 will be included in the Company's Proxy Statement for the 2006 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2006 Annual Meeting of Stockholders (but not included in the Company's Proxy Statement) must be received by the Company by April 3, 2006 in order to be considered timely, subject to any provisions of the Company's bylaws. The Chairman of the meeting may determine that any proposal for which the Company did not receive timely notice shall not be considered at the meeting. If in the discretion of the Chairman any such proposal is to be considered at the meeting, the persons designated in the Company's Proxy Statement shall be granted discretionary authority with respect to the untimely stockholder proposal.

INCORPORATION BY REFERENCE

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the information included under the captions "Report of the Compensation Committee on Executive Compensation" and "Stock Performance Graph," and those portions of the information included under the caption "Audit Committee Report" required by the SEC's rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

OTHER MATTERS

The Board of Directors knows of no other matters that have been submitted for consideration at this Annual Meeting. If any other matters come before the Stockholders at this Annual Meeting, the persons named on the enclosed proxy intend to vote the shares they represent in accordance with their best judgment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as the Company's independent auditors for fiscal year 2005 and the Company's Audit Committee is in the process of negotiating with Deloitte the terms of an arrangement to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 2006. A representative of Deloitte is expected to be present at the Annual Meeting, and the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

SOLICITATION OF PROXIES

The entire cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by telephone, internet and personal interviews by officers, directors and regularly engaged employees of the Company. The Company has retained W. F. Doring & Co., Inc. to assist in the solicitation of proxies for approximately $5,000, plus out-of-pocket expenses. Brokerage houses, custodians, nominees and fiduciaries that receive the solicitation materials will be requested to forward this proxy statement to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is referred to as "householding," potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

Rite Aid and some brokers utilize the householding process for proxy materials. In accordance with a notice sent to certain Stockholders who share a single address, only one copy of this Proxy Statement and the Company's 2005 Annual Report is being sent to that address, unless we received contrary instructions from any Stockholder at that address. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more Stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. If you hold your Rite Aid stock in "street name," additional information regarding householding of proxy materials should be forwarded to you by your broker.

However, if you wish to receive a separate copy of this Proxy Statement or the Company's 2005 Annual Report, or would like to receive separate proxy statements and annual reports in the future, or if you are receiving multiple copies of annual reports and proxy statements at an address shared with another Stockholder and would like to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Robert B. Sari, Secretary, or by calling the Corporate Secretary at (717) 761-2633.

ANNUAL REPORT

A copy of Rite Aid's Annual Report on Form 10-K for fiscal year 2005 is being mailed together with this Proxy Statement to all Stockholders entitled to notice of and to vote at the Annual Meeting.

Appendix A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF RITE AID CORPORATION

1.	Purpose. The purpose of the Audit Committee of the Board of Directors of Rite Aid Corporation (the "Corporation") is to:

a.	Provide assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to:

i.	Matters involving the accounting, auditing, financial reporting, internal control over financial reporting and disclosure control functions of the Corporation and its subsidiaries,

ii.	The performance of the Corporation's internal audit department ("internal auditors"), and

iii.	Compliance by the Corporation with legal and regulatory requirements; and

b.	Be directly responsible for the appointment, compensation and oversight of the Corporation's registered independent public accounting firm ("independent auditors"), including the independent auditor's qualifications and independence.

2.	Composition. The Audit Committee shall be comprised of three or more independent directors as determined from time to time by resolution of the Board of Directors based upon the recommendation of the Nominating and Governance Committee. Each member of the Audit Committee shall be qualified to serve on the Audit Committee pursuant to the requirements of the Securities and Exchange Commission (the "SEC"), the New York Stock Exchange (the "NYSE") and any additional requirements that the Board deems appropriate. The Chairman of the Audit Committee shall be designated by the Board of Directors, provided that if the Board of Directors does not so designate a Chairman, the members of the Audit Committee, by majority vote, may designate a Chairman. Each member of the Audit Committee shall have a working knowledge of financial and accounting practices and be qualified to serve on the Audit Committee pursuant to the requirements of the NYSE, and at least one Audit Committee member shall meet the definition of an "audit committee financial expert", as defined under the applicable SEC rules, as determined by the Board of Directors.

3.	Meetings. The Audit Committee shall meet or confer with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Audit Committee, in its discretion, may ask members of management or others to attend its meetings and conferences (or portions thereof) and to provide pertinent information as necessary. The Audit Committee shall maintain minutes of its meetings and conferences and records relating to those meetings and conferences and provide copies of such minutes to the Board of Directors.

4.	Duties and Responsibilities. In carrying out its duties and responsibilities, the Audit Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no "blueprint" to be followed by the Audit Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Audit Committee:

Oversight of the Corporation's Relationship with the Independent Auditors

(a)	In its sole discretion, appoint, determine funding for and oversee the independent auditors to audit the financial statements of the Corporation and its subsidiaries for each fiscal year.

(b)	Instruct the independent auditors that they are ultimately accountable to the Audit Committee and that the Audit Committee is directly responsible for the selection, appointment, compensation, evaluation, oversight and termination of the independent auditors.

(c)	Review, discuss and approve the annual audit plan of the independent auditors, including the scope of audit activities, and monitor such plan's progress and results during the year.

(d)	Review and approve the independent auditors' annual engagement letter, including the proposed fees contained therein.

(e)	Review and discuss the results of the annual audit with the independent auditors including their the opinion on the financial statements, a schedule of unadjusted differences, any audit problems or difficulties encountered with management's response, any restrictions on the scope of the independent auditor's activities or restrictions on access to requested information, and any significant disagreements with management.

(f)	Review and discuss the results of the annual audit with the independent auditors including their opinion on management's assessment of the design and effectiveness of internal control over financial reporting, material weaknesses and significant deficiencies.

(g)	Review and discuss the quarterly results with the independent auditors.

(h)	Obtain from the independent auditors any information with respect to illegal acts that would have a direct and material effect on the determination of financial statement amounts pursuant to Section 10A of the Securities Exchange Act of 1934.

(i)	Review material written communications from the independent auditors to management.

(j)	Review, discuss and pre-approve audit and other permissible non-audit services provided by the independent auditors.

(k)	Oversee the independence of the independent auditors by, among other things:

1)	Requiring the independent auditors to deliver to the Audit Committee on an annual basis a formal written statement delineating all relationships between the independent auditors and the Corporation;

2)	Actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board of Directors take appropriate action to satisfy itself of the auditors' independence; and

3)	Pre-approving the hiring of professionals who were members of the audit engagement team of the independent auditors and will be employed by the Corporation in any financial management role.

(l)	Obtain from the independent auditors and review a formal written statement describing their internal quality control procedures and any material issues raised by such procedures or raised by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to one or more independent audits carried out by the firm and any other steps taken to deal with any such issues.

(m)	Review the performance of the independent auditors and, in its sole discretion, make decisions regarding the replacement or termination of the independent auditors when circumstances warrant.

Oversight of the Corporation's Internal Auditors

(n)	Review, discuss and approve the annual audit plan of the internal auditors and monitor such plan's progress and results during the year.

(o)	Review and discuss the internal auditors' department budget and staffing.

(p)	Review and discuss the internal auditors' reports and management's response as well as the related follow-up to open matters.

Internal Control Over Financial Reporting Matters

(q)	Review and discuss management's current fiscal year risk assessment and risk management summary which is coordinated by the internal auditors. The summary serves as the basis for prioritizing and allocating resources for the Corporation's plans and also serves as a reference for developing audit plans.

(r)	Review and discuss with management, internal auditors and independent auditors the annual plan to assess the effectiveness of the Corporation's internal control over financial reporting and disclosure control policies and procedures and monitor such plan's progress and results during the year.

(s)	Review and discuss as frequently as necessary with management, internal auditors and independent auditors all significant changes in staff, processes or systems related to internal control over financial reporting along with the related disclosures in the Annual Report on Form 10-K and interim reports on Form 10-Q.

(t)	Review and discuss as frequently as necessary with management, internal auditors and independent auditors all noted material weaknesses and significant deficiencies related to internal control over financial reporting along with the related disclosures in the Annual Report on Form 10-K and interim reports on Form 10-Q.

(u)	Review and discuss internal auditors' monitoring of the established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls over financial reporting or auditing matters. Procedures are to cover all complaints related to accounting, internal controls over financial reporting or auditing matters whether such complaints are from employees or non-employees and whether submitted confidentially or anonymously.

(v)	Review and discuss as frequently as necessary with management, internal auditors and independent auditors any fraud involving management or other employees who have a significant role in the Corporation's internal control over financial reporting including any changes to internal control over financial reporting prompted by such fraud.

(w)	Review and discuss with management, internal auditors and independent auditors conflicts or violations of the Corporation's Code of Ethics for the CEO and Senior Financial Officers and conflicts or violations of the Corporation's Code of Ethics and Business Conduct that relate to internal control over financial reporting. Also review and discuss with the internal auditors the annual process for obtaining signed receipt and acknowledgment forms for both codes from the appropriate employees.

(x)	Review the appropriateness of the Corporation's policies and procedures with respect to officers' expense reimbursement and perquisites, including use of corporate assets. Discuss with the internal auditors the effectiveness and compliance with these policies and procedures.

(y)	Advise the Board with respect to the Corporation's policies and procedures regarding compliance with applicable laws and regulations and with the Corporation's Code of Ethics and Business Conduct and Code of Ethics for the CEO and Senior Financial Officers.

Financial Reporting and Disclosure Matters

(z)	Review and discuss with management and the independent auditors the quarter and annual results of operations, financial position, cash flows and disclosures including unusual, significant or non-operating items.

(aa)	Review and discuss with management and the independent auditors material transactions, including alternative treatments within generally accepted accounting principles, ramifications of the use of such alternatives and the treatment preferred by the independent auditors.

(bb)	Review and discuss with management and the independent auditors the actual critical accounting principles and policies and changes in accounting principles and policies, including all alternative treatments of financial information within generally accepted accounting principles, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

(cc)	Review and discuss with management and the independent auditors significant new or proposed accounting principles or financial reporting developments that are applicable to the Corporation.

(dd)	Review and discuss with management and the general counsel, and outside counsel when appropriate, contingencies and legal matters, including the accounting and disclosure treatments.

(ee)	Review and discuss with management, the general counsel, internal auditors and the independent auditors any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation's financial reporting.

(ff)	Review with management and the Corporation's independent auditors major areas requiring use of estimates and judgment.

(gg)	Review and discuss with management and the independent auditors significant related party transactions and the disclosure treatment.

(hh)	Review and discuss with management the Corporation's earnings press releases, including the use of non-GAAP financial measures and related reconciliations.

(ii)	Review and discuss with management the Corporation's earnings guidance and other financial projections provided the public, bankers, investment bankers and rating agencies.

(jj)	Meet to review and discuss with management and the independent auditors the annual audited financial statements, including the specific disclosures made, content of management's discussion and analysis, officers' certificates and other disclosures in the Annual Report on Form 10-K prior to filing the Form 10-K and recommend to the Board that: (i) the audited financial statements should be included in the filing and (ii) the Annual Report on Form 10-K as drafted should be filed with the SEC.

(kk)	Meet to review and discuss with management and the independent auditor the unaudited quarterly financial statements, including the specific disclosures made, content of management's discussion and analysis, officers' certificates and other disclosures in the Form 10-Q prior to the filing of the Form 10-Q and approve its filing with the SEC.

(ll)	Prior to any filing with the SEC requiring the issuance of the independent auditors' consent, review and discuss with management and the independent auditors: i) material written communications between management and the independent auditors, ii) changes in critical accounting principles and policies, and iii) material transactions and alternative accounting treatments.

Other Matters

(mm)	Establish and maintain free and open means of communication between and among the Board of Directors, the Audit Committee, the Corporation's independent auditors, the Corporation's internal auditing department and management, including providing such parties with appropriate opportunities to meet privately with the Audit Committee.

(nn)	Review and reassess annually, or more frequently as circumstances dictate, the adequacy of the Audit Committee's purpose, duties, responsibilities and charter and the performance of the Audit Committee.

(oo)	Prepare the report required by the rules of the SEC to be included in the Corporation's annual proxy statement.

(pp)	Secure independent expert advice as the Audit Committee deems necessary, including retaining independent counsel, accountants, consultants or others, the cost of such expert advisors to be borne by the Corporation, to assist the Audit Committee in fulfilling its duties and responsibilities.

(qq)	Report regularly to the Board of Directors on its activities, as appropriate.

(rr)	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Audit Committee or the Board of Directors deems necessary or appropriate.

5.	Limitation of Audit Committee Role. While the Audit Committee has the duties and responsibilities set forth in this charter, the Audit Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Audit Committee to ensure that the Corporation complies with all laws and regulations.

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1. THE **BOARD OF DIRECTORS** UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

	For	Withhold		For	Withhold
01 - John G. Danhakl	☐	☐	04 - Robert G. Miller	☐	☐
02 - Michael A. Friedman, MD	☐	☐	05 - Philip G. Satre	☐	☐
03 - Alfred M. Gleason	☐	☐			

B Issues

THE **BOARD OF DIRECTORS** UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 2.

	For	Against	Abstain
2. Approval of stockholder proposal requesting that the Board of Directors adopt a majority vote standard for the election of directors.	☐	☐	☐

THE **BOARD OF DIRECTORS** UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 3.

	For	Against	Abstain
3. Approval of stockholder proposal requesting that the Board of Directors prepare and make public a report concerning diversity of the Board of Directors.	☐	☐	☐

C NON-PROPOSAL

1. Mark this box with an X if you consent, until contrary notice to the Company, to access all future notices of annual meetings, proxy statements, and annual reports issued by the Company over the Internet. Please see reverse for further details. ☐

D Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		/ /

1 U P X HHH PPPP 0058161

001CD40001 00FO5F

Proxy - Rite Aid Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – JUNE 23, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert G. Miller, John T. Standley and Robert B. Sari, or any one of them, as proxies with full power of substitution, to vote all shares of stock of Rite Aid Corporation (the "Company"), as set forth below, that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania 17101, at 1:00 p.m., Eastern Daylight Time, on June 23, 2005, and at any adjournments or postponements thereof. If applicable, this proxy shall also govern the voting of stock held for the account of the undersigned in the Company's Investment Opportunity Plan, or any applicable employee benefit plan.

The Company provides its annual reports and proxy solicitation materials, including notices to stockholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company's printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the appropriate box located on the reverse of this Proxy Card.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED, OR, IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED (I) FOR THE ELECTION OF ALL THE NOMINEES FOR DIRECTOR, (II) AGAINST THE APPROVALS OF THE STOCKHOLDER PROPOSALS, AND (III) IN THE NAMED PROXIES' DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT FURNISHED HEREWITH, AND HEREBY CONFIRMS THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE STOCKHOLDER'S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

(Continued on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

- Call toll free 1-877-785-2637 in the United States or Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the simple instructions provided by the recorded message.

To vote using the Internet

- Go to the following web site: **WWW.COMPUTERSHARE.COM/US/PROXY/RAD**
- Enter the information requested on your computer screen and follow the simple instructions.

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If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on June 23, 2005.

THANK YOU FOR VOTING